EMPOWER FUNDS, INC.

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of April 30, 2025, among Empower Funds, Inc, a Maryland corporation (“Empower Funds”) on behalf of each fund listed in Schedule A attached hereto, (each a “Fund” and, collectively the “Funds”), Empower Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and Lazard Asset Management LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, Empower Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Funds are each a series of Empower Funds;

WHEREAS, the Adviser acts as the investment adviser for the Funds pursuant to the terms of an investment advisory agreement (the “Advisory Agreement”) between Empower Funds and the Adviser under which the Adviser is responsible for the coordination of investment of the Funds’ assets in portfolio securities and for certain administrative services for the Funds; and

WHEREAS, the Adviser is authorized to delegate its investment responsibilities to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Empower Funds, the Adviser and the Sub-Adviser agree as follows:

1.

APPOINTMENT OF SUB-ADVISER. The Adviser and Empower Funds hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Funds which the Adviser determines to assign to the Sub-Adviser (those assets being referred to each as a “Fund Account” and collectively as the “Fund Accounts”). The Adviser may, from time to time (with reasonable notice to the Sub-Adviser), make additions to and withdrawals from a Fund Account.

2.

ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Funds with respect to the investments of each Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3.	DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with each of the following and will promptly provide the Sub-Adviser with copies of any amendment or supplement thereto:

a.	The Advisory Agreement;

b.	Empower Funds’ most recent effective registration statement as filed with the U.S. Securities and Exchange Commission (the “SEC”);

c.	Empower Funds’ Articles of Amendment and Restatement and Amended and Restated By-Laws; and

d.	Any policies, procedures or instructions adopted or approved by Empower Funds’ Board of Directors relating to obligations and services provided by the Sub-Adviser.

4.

PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities and other instruments for investment by the Funds, to purchase and to sell securities and other instruments for the Fund Accounts, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof (as amended from time to time). In providing portfolio management services to the Fund Accounts, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the supervision and control of the Board of Directors of Empower Funds, such specific instructions as the Board of Directors may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of Empower Funds applicable to each Fund furnished pursuant to Section 5 of this Agreement and other instructions communicated to the Sub-Adviser by the Adviser. In so doing, the Sub-Adviser shall manage the Fund Accounts subject to the investment limitations of the 1940 Act as if each Fund Account were a separate registered investment company, unless otherwise instructed by the Adviser or Empower Funds. Furthermore, the Sub-Adviser shall ensure each Fund Account meets the diversification requirements of Section 817(h) of Subchapter L, and Section 851(b)(2) and (3) of Subchapter M, of the Internal Revenue Code. The Sub-Adviser is not authorized by Empower Funds or the Adviser to take any action, including the purchase or sale of securities for the Fund Accounts, in contravention of any restriction, limitation, policy or instruction described in the previous sentence. At Empower Funds’ reasonable request, the Sub-Adviser will consult with Empower Funds or with the Adviser with respect to any decision made by it with respect to the investments of each Fund Account. The Adviser will provide all of the services described in the Advisory Agreement other than those services delegated to the Sub-Adviser hereunder.

The Sub-Adviser will, no less frequently than annually, present to the Board of Directors of Empower Funds in person and provide such materials as the Adviser or Empower Funds reasonably requests. The Sub-Adviser will also cooperate in periodic compliance inspections of the Sub-Adviser by the Adviser.

The Sub-Adviser is authorized on behalf of each Fund to (i) enter into agreements and execute any documents required to meet the obligations of such Fund with respect to any investments made for its Fund Account which shall include any market and/or industry standard documentation and the reasonable and customary representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Adviser shall not have the authority to cause Empower Funds to deliver securities and other property or pay cash to the Sub-Adviser.

Further, Sub-Adviser shall maintain all accounts, books and records with respect to each Fund Account as is required of a sub-adviser of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Funds are the property of the Funds and will promptly surrender them to designated officers of Empower Funds any or all such records upon request. The Sub-Adviser agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for each Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act. Any such records shall be made available, within five business days of the request, to the Funds’ accountants or auditors during regular business hours at the Sub-Adviser’s offices upon written notice. In addition, the Sub-Adviser will provide any materials reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by Empower Funds or the Adviser or as may be required by any governmental agency or self-regulatory organization having jurisdiction thereof within such time as requested by any such governmental agency or self-regulatory organization.

5.

INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. Empower Funds will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Accounts as contained in each Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board of Directors supplemental thereto. Empower Funds and the Adviser agree, on an ongoing basis, to notify the Sub-Adviser in advance in writing of each change in the fundamental and non-fundamental investment policies of the Funds and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. Empower Funds retains the right, on prior written timely notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6.

TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by Empower Funds or the Adviser (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from each Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to Empower Funds or the Adviser and to the administrator designated by Empower Funds or any other designated agent of Empower Funds or the Adviser, all investment orders for each Fund Account placed by it with brokers and dealers. Empower Funds shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. Empower Funds or the Adviser shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian. The Sub-Adviser will provide reports of failed trades, of which the Sub-Adviser is aware, in each Fund Account.

7.

ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to conformance with the policies and procedures disclosed in each Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by Empower Funds’ Board of Directors.

a.

In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing best execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither Empower Funds, the Adviser nor the Sub-Adviser has adopted a formula for allocation of a Fund’s investment transaction business. It is also understood that it may be desirable for each Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to such Fund that may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for each Fund Account with certain brokers, subject to review by Empower Funds’ Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. If, in the judgment of the Sub-Adviser, a Fund would be benefited by supplemental investment and market research and security and economic analysis from other persons or entities outside of the context described above, the Sub-Adviser is authorized to obtain, and pay at its own expense, for such information.

b.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other instruments to be sold or purchased in order to obtain best execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to Empower Funds in respect of the Funds and to such other clients.

c.

The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Accounts with a broker or dealer which is (i) an affiliated person of Empower Funds, the Adviser or any sub-adviser for any other series of Empower Funds; (ii) a principal underwriter of Empower Funds’ shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and Empower Funds’ Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 Act and Empower Funds’

Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers and that the Sub-Adviser shall not be liable to the extent that it executes a portfolio transaction for a Fund Account with a person not listed on the current list then in the Sub-Adviser’s possession.

d.

The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Funds concerning the Sub-Adviser’s or its affiliated persons’ transactions with the Funds in securities or other assets of the Funds, and (ii) will be limited to providing investment advice to the Funds with respect to each Fund Account.

8.

PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of each Fund Account may be invested from time to time. At the request of the Sub-Adviser, the Adviser shall provide the Sub-Adviser with its recommendations as to the voting of such proxies.

9.	REPORTS TO THE SUB-ADVISER. Empower Funds will provide the Sub-Adviser with such periodic reports concerning the status of each Fund Account as the Sub-Adviser may reasonably request.

10.

FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule A. The Sub-Adviser shall be responsible for all of its expenses incurred performing the services delegated to it hereunder. As described in the Advisory Agreement, the Funds and/or Adviser are responsible for all other expenses incurred in the operation of the Funds and for all of their general administrative expenses. Notwithstanding the foregoing, the Sub-Adviser shall be responsible for reimbursing a Fund for any liabilities incurred as a result of overdrafts caused by the Sub-Adviser.

11.

OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. Empower Funds acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, members, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7(b) hereof, Empower Funds agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to a Fund Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. Empower Funds acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which a Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for a Fund Account a position in any investment which any Affiliated Account may acquire, and a Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12.

CERTIFICATE OF AUTHORITY. Empower Funds, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors/Members or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of Empower Funds, a Fund Account, the Adviser and/or the Sub-Adviser.

13.	INDEMNIFICATION AND LIMITATION OF LIABILITY.

a.

The Sub-Adviser agrees and undertakes to hold harmless, indemnify and protect Empower Funds and the Adviser and their directors, officers, employees, agents, subsidiaries and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by Empower Funds or the Adviser as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by Sub-Adviser, or (2) the activities (or omissions by the Sub-Adviser to carry out its obligations hereunder) of the Sub-Adviser under this Agreement performed in willful misfeasance, bad faith, or gross negligence, including the activities (or such omissions) of the Sub-Adviser’s directors, officers, employees, agents, subsidiaries, affiliates or any person or entity retained by Sub-Adviser to perform or assist in the performance of its obligations hereunder; provided, however, that in no event is Sub-Adviser’s indemnity in favor of Empower Funds or the Adviser deemed to protect Empower Funds or the Adviser against any liability to which Empower Funds or the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations or duties under this Agreement or the Advisory Agreement.

b.

The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-Adviser from and against any and all Losses incurred or suffered by Sub-Adviser its directors, officers, employees, agents, subsidiaries and affiliates as a result of (1) any breach of any representation or warranty, covenant or agreement made herein by the Adviser, or (2) the activities of the Adviser under this Agreement and the Advisory Agreement (or omissions by the Adviser to carry out its obligations hereunder or thereunder), including the activities performed in willful misfeasance, bad faith, or gross negligence (or such omissions) of the Adviser’s directors, officers, employees, agents, subsidiaries and affiliates; provided, however, that in no event is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

c.

Empower Funds and the Adviser, jointly and severally, agree to hold harmless the Sub-Adviser, its directors and officers, and each person, if any, who controls the Sub-Adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for Empower Funds, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submissions to governmental bodies or self-regulatory agencies filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as “Disclosure Documents”) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to Empower Funds or the Adviser by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used, or which the Sub-Adviser had acknowledged was to be used, in the particular Disclosure Document.

d.

The Sub-Adviser agrees to indemnify and hold harmless Empower Funds and the Adviser, their directors and officers, and each person, if any, who controls Empower Funds or the Adviser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from Empower Funds and the Adviser to the Sub-Adviser in subsection (c), but only with respect to information furnished in writing by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used in the Disclosure Documents.

e.

The party seeking indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice of any claims for indemnification (“Claims”) to the party against whom indemnity is sought (the “Indemnifying Party”), including any and all facts constituting the basis for such Claim.

f.

In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third-Party Assertion”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. In the event of any such Claim resulting from or in connection with a Third-Party Assertion, the Indemnifying Party shall assume the defense thereof, provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Claims attributable to such Third-Party Assertion in accordance with the terms hereof. If an Indemnifying Party assumes the defense of any such Third-Party Assertion, the Indemnifying Party shall be entitled to select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, be obligated to pay the reasonable costs (including reasonable attorney’s fees and expenses) incurred by the Indemnified Party in defending such Third-Party Assertion between the date of the commencement of such Third-Party Assertion and the date of the Indemnifying Party’s assumption of such defense, and take all steps necessary in the defense thereof; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.

g.

So long as the Indemnifying Party is in good faith defending such Third-Party Assertion, the Indemnified Party shall not compromise or settle such Third-Party Assertion without the prior written consent of the Indemnifying Party and will cooperate with the Indemnifying Party and provide any information reasonably requested by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such Third-Party Assertion, the Indemnified Party shall take such steps as are necessary in the defense thereof in such manner as it may deem appropriate, including, but not limited to, settling such Third-Party Assertion on such terms as the Indemnified Party may deem appropriate and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions hereof; provided, however, that if the Indemnifying Party does not consent in writing to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the Third-Party Assertion settled. Failure of any party hereto to give notice as required hereunder will not affect or diminish the indemnification obligations of the party entitled to receive such notice, except to the extent that (and only to such extent) the failure to receive notice materially prejudiced the rights of such party.

h.

In no event shall any party be liable to any other party for special, consequential, punitive, incidental, exemplary or similar damages or losses regardless of the grounds or nature of any claim asserted (including without limitation contract, statute, negligence, tort, strict liability or otherwise) and whether or not the party seeking the indemnification was advised of the possibility of the damage or loss asserted. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Funds other than the Fund Accounts.

14.

CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and Empower Funds to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Accounts and the actions of the Sub-Adviser, the Adviser and Empower Funds in respect thereof.

15.

ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify Empower Funds and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable Empower Funds and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EMPOWER FUNDS. Empower Funds represents, warrants and agrees that:

a.	The Sub-Adviser has been duly appointed by the Board of Directors of Empower Funds to provide investment services to the Fund Accounts as contemplated hereby.

b.

Empower Funds will deliver to the Sub-Adviser a true and complete copy of each Fund’s then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund Accounts and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

c.	Empower Funds is currently in material compliance and shall at all times continue to comply with the requirements imposed upon Empower Funds by applicable law and regulations.

17.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

a.	The Adviser has been duly authorized by the Board of Directors of Empower Funds to delegate to the Sub-Adviser the provision of investment services to the Fund Accounts as contemplated hereby.

b.	The Adviser is registered as an “investment adviser” under the Advisers Act.

c.	The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

d.

The Adviser represents and warrants to the Sub-Adviser that the Disclosure Documents will fully comply with the provisions of the 1933 Act, the 1934 Act, the 1940 Act, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to Empower Funds or the Adviser in writing by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document. Empower Funds and the Adviser will notify the Sub-Adviser promptly of the happening of any event which in the judgment of Empower Funds or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that Empower Funds and the Adviser need not make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Empower Funds or the Adviser by the Sub-Adviser which Empower Funds had informed the Sub-Adviser was to be used in the particular Disclosure Document.

18.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:

a.	The Sub-Adviser is registered as an “investment adviser” under the Advisers Act.

b.	The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

c.

The Sub-Adviser will maintain, keep current and preserve on behalf of Empower Funds, in the manner required or permitted by the 1940 Act, the records identified in Section 4. The Sub-Adviser agrees that such records are the property of Empower Funds, and will be surrendered to Empower Funds promptly upon request provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to keep confidential all records of Empower Funds and information relating to Empower Funds, unless the release of such records or information is otherwise consented to in writing by Empower Funds or the Adviser.

d.

The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of each Fund Account as the Adviser or Empower Funds may from time to time reasonably require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

e.

The Sub-Adviser has adopted a written code of ethics complying in all material respects with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1under the Advisers Act and has provided Empower Funds with a copy of the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an officer of the Sub-Adviser shall certify to Empower Funds that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. The Sub-Adviser will provide a summary of violations, if any, of Sub-Adviser’s code of ethics from time to time in such form as determined by the Sub-Adviser. The Sub-Adviser has adopted a compliance program in compliance with Rule 206(4)-7 of the Advisers Act. The Sub-Adviser will provide Empower Funds or the Adviser with copies of its compliance policies and procedures applicable to its compliance with Rule 206(4)-7 under the Advisers Act (“Compliance Program”) upon request and will provide a summary of material findings, if any, regarding the of Sub-Adviser’s Compliance Program.

f.

Empower Funds and the Adviser acknowledge they have received, prior to the execution of this Agreement, a copy of Part 2 of the Sub-Adviser’s Form ADV, as amended. The Sub-Adviser will furnish a copy of its Form ADV to the Adviser at least annually and promptly after filing with the SEC any amendment thereto which reflects any material changes with respect to each Fund.

g.

The Sub-Adviser will immediately notify Empower Funds and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. To the extent not prohibited by applicable law, the Sub-Adviser will also promptly notify Empower Funds and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of any Fund.

h.

The Sub-Adviser represents and warrants to Empower Funds and the Adviser that the information furnished in writing by it which Empower Funds or the Adviser has informed it is to be used in a particular Disclosure Document, as defined above, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the 1933 Act, the 1934 Act, the 1940 Act, each as amended, and other applicable laws. The Sub-Adviser will notify Empower Funds and the Adviser promptly of the happening of any event which in the judgment of the Sub-Adviser makes any statement made in any Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-Adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Empower Funds or the Adviser by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document.

i.

The Sub-Adviser will cooperate with Empower Funds and the Adviser in connection with the registration or qualification of units of the Fund for offer and sale under the securities or Blue Sky laws of such jurisdictions as they may reasonably request and will cooperate with the preparation of the Disclosure Documents. Empower Funds or the Adviser will provide the Sub-Adviser with copies of applicable updates to the registration statement or supplements thereto at least ten days prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-Adviser or its affiliates, or relating to the description of the investment objectives and policies of each Fund.

19.

AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and Empower Funds, which amendment is subject to the approval of the Board of Directors, including by a majority of the Board of Directors who are not interested persons of Empower Funds, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, the shareholders of the Funds in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the SEC.

20.

EFFECTIVE DATE; TERM. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors who are not interested persons of Empower Funds, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the majority of the Board of Directors or of a majority of the outstanding voting securities of the Funds. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. In connection with such approvals, the Sub-Adviser shall furnish the Board of Directors with such information as may be reasonably necessary for it to evaluate the Sub-Adviser’s performance hereunder.

21.	TERMINATION.

a.

This Agreement may be terminated by Empower Funds (by a vote of the Board of Directors of Empower Funds or by a vote of a majority of the outstanding voting securities of the Funds), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by Empower Funds, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others incurred prior to the date of such termination.

b.

This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others incurred prior to the date of such termination.

c.	This Agreement will terminate automatically upon termination of the Advisory Agreement.

22.

DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the SEC.

23.

NOTICE. Any notice under this Agreement shall be given in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

24.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the unenforceable provision shall be construed as nearly as possible to reflect the original intent of the parties and the remainder of this Agreement shall not be affected thereby.

25.

GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of New York.

26.	ENTIRE AGREEMENT. This Agreement and the Schedule attached hereto embodies the entire agreement and understanding between the parties.

27.

COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

28.

WAIVER. The failure of any party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that such party may have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.

29.

NO THIRD PARTY BENEFICIARIES. The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person or entity that is not a party to this Agreement.

30.	SURVIVAL. Sections 13 and 14 shall survive the termination or expiration of this Agreement.

31.

INDEPENDENT CONTRACTOR; NO AGENCY. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent Empower Funds, the Adviser or the Funds in any way or otherwise be deemed an agent of any of them. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

32.

FORCE MAJEURE. No party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of such party.

33.

USE OF SUB-ADVISER NAME. During the term of this Agreement, the Sub-Adviser grants to the Adviser and Empower Funds a non-exclusive, non-transferable and non-assignable license to use the name “Lazard Asset Management.” Neither the Empower Funds nor the Adviser shall use the Sub-Adviser’s name, marks or logos in promotional or sales related materials prepared by or on behalf of the Adviser or a Fund (“Marketing Material”), without prior review and approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Provided that, once Sub-Adviser approves Marketing Material, subsequent version of the Marketing Material will be deemed approved by the Sub-adviser unless the Marketing Material contains material changes. In the event that this Agreement shall be terminated for any reason, and in the event a new or successor agreement with the Sub-Adviser is not concluded, the Adviser and Empower Funds understand that they must promptly take all steps necessary to delete the name “Lazard Asset Management” and cease any and all use of the name “Lazard Asset Management.”

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC., on behalf of the Funds listed in Schedule A

By:	/s/ Kelly B. New
Name: Kelly B. New
Title: Chief Financial Officer & Treasurer

LAZARD ASSET MANAGEMENT LLC

By:	/s/ Mark R. Anderson
Name: Mark R. Anderson
Title: Managing Director, General Counsel

SCHEDULE A

FEE SCHEDULE

For the services to be provided to the Funds pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee Rate (as a % of average daily net asset value)
Empower Core Strategies: International Equity Fund

0.34% of the average daily net asset value on Fund Account assets up to $150 million, 0.33% of the average daily net asset value on Fund Account assets on the next $150 million of assets, 0.32% of the average daily net asset value on Fund Account assets on the next $150 million of assets, of the average daily net asset value on Fund Account assets 0.31% on the next $150 million of assets, and 0.30% of the average daily net asset value on Fund Account assets thereafter.

Empower International Growth Fund

0.34% of the average daily net asset value on Fund Account assets up to $150 million, 0.33% of the average daily net asset value on Fund Account assets on the next $150 million of assets, 0.32% of the average daily net asset value on Fund Account assets on the next $150 million of assets, of the average daily net asset value on Fund Account assets 0.31% on the next $150 million of assets, and 0.30% of the average daily net asset value on Fund Account assets thereafter.

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in each Fund Account. Payment will be made on or about the 15th day of each month.

Fees shall be prorated on a daily basis when a Fund Account is managed by the Sub-Adviser for a portion of any month.

Each Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.